                                                                       EXHIBIT A


Contacts:        Sentex - Joanne Bianco (201) 767-5663
                 Monitek - Morton Cohen (216) 687-1096



June 26, 1996
Cleveland, Ohio

            SENTEX AND MONITEK APPROVE AGREEMENT AND PLAN OF MERGER

         The respective Boards of Directors of Sentex Sensing Technology, Inc. (NASDAQ: (SENS)) ("SENTEX") and Monitek Technologies, Inc. (OTC: (MTEK)) ("MONITEK") jointly announced today their respective approvals of an Agreement and Plan of Merger (the "Merger") whereby Sentex will acquire Monitek and operate Monitek as a wholly owned subsidiary. Both companies are designers, developers and manufacturers of instruments for analysis or monitoring of liquids, soil and air in industrial, municipal and environmental industries. The companies' products are sold world-wide.

         The Merger Agreement provides that Monitek's Common Stock will be exchanged for 11,659,681 Sentex Common Shares, which based on the number of shares of Monitek's Common Stock outstanding as of today, equals an exchange of
6.897 Sentex Common Shares for each share of Monitek's Common Stock. The Merger Agreement also provides that all the shares of Monitek's Class A Common Stock will be exchanged for Convertible Notes in the aggregate principle sum of approximately $486,000. Based on the conversion rate specified in the Class A Convertible Note each share of Monitek's Class A Common Stock will, subject to the restrictions on conversion discussed below, effectively be exchanged for
6.897 Sentex Common Shares.

         Upon the completion of the Merger, the number of the Board of Directors of Sentex shall be increased from five members to six members. The additional vacancy will be filled by a nominee of Clarion Capital Corporation, the controlling shareholder of Monitek ("Clarion"). Clarion will also receive a convertible note in the aggregate principal amount of $136,414 in exchange for certain indebtedness owed to it by Monitek (the "Clarion Note").

         The Sentex Common Shares exchanged for shares of Monitek's Common Stock will represent approximately 15% of the issued and outstanding Sentex Common Shares at the time of the Merger. The Class A Convertible Note and the Clarion Note are generally not convertible for three years, except under certain conditions. Upon conversion, the Notes are convertible into a maximum of 15,666,080 Sentex Common Shares, which based on the anticipated total issued and outstanding Sentex Common Shares at the completion of the Merger will be approximately 29%.

         The Merger is subject to both companies delivering satisfactory disclosure documentation to the other which is expected to be completed within the next two weeks. The Merger is also subject to the fulfillment of certain other conditions and obligations of both companies, including the approval of the Merger by the majority of the shareholders of Monitek and Sentex of each voting class of Common Stock of Monitek.

         Mr. Robert S. Kendall, Chairman and President of Sentex and Mr. Morton
A. Cohen, Chairman of the Board of Monitek respectively said: "We believe that the Merger is advantageous for the shareholders of both companies, and the companies will benefit from the combined technologies, the extensive worldwide marketing organization of Monitek and the strong balance sheet of Sentex.














                                      2